
                                               EXHIBIT 11

                                         DYNCORP AND SUBSIDIARIES
                                COMPUTATIONS OF EARNINGS PER COMMON SHARE
                             (Dollars in Thousands Except Per Share Amounts)


                                                 Three Months Ended             Nine Months Ended
                                              September 25, September 26,   September 25, September 26,
                                                  1997          1996            1997          1996

 PRIMARY AND FULLY DILUTED
 Earnings:
    Earnings from continuing operations          $4,087        $3,241          $8,433        $9,035
    Discontinued operations                           -             -               -           865
                                                 -------       -------         -------       -------
    Net earnings                                  4,087         3,241           8,433         9,900
    Preferred stock Class C dividends not
       declared or recorded                           -          (583)              -        (1,675)
                                                 -------       -------         -------       -------
    Common stockholders' share of earnings       $4,087        $2,658          $8,433         $8,225
                                                 =======       =======         =======       =======

 Shares:
    Weighted average common shares
       outstanding                            8,927,654     8,415,946       8,792,461      8,464,517
    Common stock issuable upon exercise
       of warrants                            1,402,734     3,235,658       1,772,124      3,248,117
    Common stock issuable upon exercise
       of stock options                         127,377        34,486         129,652         12,291
                                             -----------   -----------     -----------   -----------
                                             10,457,765    11,686,090      10,694,237     11,724,925
                                             ===========   ===========     ===========   ===========

 Earnings from continuing operations           $   0.39      $   0.23        $   0.79       $   0.63
 Discontinued operations                              -             -               -           0.07
                                                --------      --------        --------      --------
 Common stockholders' share of earnings        $   0.39      $   0.23        $   0.79       $   0.70
                                                ========      ========        ========      ========
